Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
July 19, 2012

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCES EXPECTED SECOND QUARTER 2012 INCREASE IN NET ULTIMATE LOSS ESTIMATES FOR 2011 AND PRIOR ACCIDENT YEARS; FULL YEAR NET OPERATING INCOME PER SHARE GUIDANCE REVISED RANGE REMAINS PROFITABLE AT $0.55-$0.60

•	Full year net operating income(1) revised guidance remains profitable at $0.55 to $0.60 per diluted share
•	Increase in net ultimate loss estimates for 2011 and prior accident years results in second quarter 2012 pre-tax expense of $28.2 million, or 13.3 combined ratio points
•	Second quarter after tax net operating loss is expected to be between ($0.17) and ($0.18) per diluted share
•	Second quarter after tax net operating income, excluding prior year development, is expected to be between $0.22 and $0.23 per diluted share
•	Second quarter 2012 accident year combined ratio expected to be 97.8%

Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today that it expects to record a pre-tax expense of $28.2 million, or 13.3 combined ratio points in the second quarter of 2012, related to an increase in net ultimate loss estimates for 2011 and prior accident years. This increase primarily reflects incurred large loss activity that is higher than historic patterns. In certain segments of the business, this increase is connected to corporate and branch office claims initiatives that were recently implemented. Also in the commercial automobile and general liability lines of business, the prolonged soft market conditions and rising loss cost trends have gradually diminished underwriting profitability.

Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “Although we are disappointed with our second quarter results, we believe our long-term track record of underwriting profitability shows that our business model, which focuses on achieving more consistent results across market cycles is solid.  Aside from activity in the past three quarters our reserves have developed favorably for the past five years. Over the long-term, we also have achieved profitable growth as well as demonstrated the ability to remediate business that falls short of our targets. Our average calendar year combined ratio over the past five years has been 95.5% and GAAP book value per share has increased over 165% during this period.”

The Company expects to report a current accident year combined ratio, a non-GAAP measure that excludes the impact of any increase or decrease in net ultimate loss estimates for prior year losses, of 97.8% and a GAAP combined ratio of 111.1% for the second quarter of 2012.
(1) Net operating income (loss) is a non-GAAP measure the Company defines as net income (loss) excluding after-tax realized gains and losses

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Meadowbrook expects pre-tax net operating loss, a non-GAAP measure the Company defines as pre-tax net income (loss) excluding pre-tax realized gains and losses, to be ($0.22) to ($0.23) per diluted share. Meadowbrook also expects a second quarter 2012 net after-tax operating loss of ($0.17) to ($0.18) per diluted share. Net income (loss) for second quarter 2012 is expected to be ($0.15) to ($0.16) per diluted share.

When determining the after-tax impact of the reserve development, we used a more normalized effective tax rate of 27.5%, which reflects the historical proportion of net investment income and underwriting income.  The resulting analysis indicated after-tax net operating income excluding the pre-tax impact of $28.2 million ($20.5 million, after tax) of adverse development, would be between $0.22 and $0.23 per share.

Meadowbrook is required to record income tax expense for the first six months of the year based on the estimated effective tax rate for the year. The Company’s GAAP effective tax rate in the second quarter and for the six months ended June 30, 2012 is expected to be approximately 18% and 15%, respectively. The annual effective tax rate is expected to be 15%.

2012 Guidance Revised

Based on the first six months of 2012, management now expects net operating income to be in a range of $27 million to $30 million, a GAAP combined ratio of 101.5% to 102.5% and gross written premium in a range of $970 million to $990 million. Achieving results within these ranges would result in net operating income between $0.55 and $0.60 per diluted share.

Commenting on the outlook for 2012, Mr. Cubbin stated: “In response to higher than expected incurred losses, we have been aggressively raising rates wherever appropriate and shrinking our business in states and classes of business where we perceive a reduced opportunity to generate an underwriting profit. Beginning in 2009, we have achieved cumulative rate increases of 7.9% across our total book of business, with the pace of rate increases accelerating in recent months. We believe the firming rate environment, in combination with our profitable current accident year results, positions us well for future profitability.”

Second Quarter 2012 Increase in Net Ultimate Loss Estimates for 2011 and Prior Accident Years

The following table sets forth a summary of changes to net ultimate loss estimates for accident years 2011 and prior by line of business (NOTE: $ in ‘000s):

Line of Business	Change in Net Ultimates	Net Reserves at March 31, 2012	Change in Net Ultimate as % of March 31, 2012 Reserves
Workers' Compensation	$7,809	$370,150	2.1%
Residual Markets	(264)	17,275	-1.5%
Commercial Multi-Peril/General Liability	14,169	364,083	3.9%
Commercial Automobile	5,056	120,437	4.2%
Other	1,448	32,708	4.4%
Total	$28,218	$904,653	3.1%

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Workers’ Compensation

The net ultimate loss estimates for accident years 2011 and prior in the workers' compensation line of business increased $7.8 million, or 2.1% on net carried reserves of $370 million. This was driven primarily by accident years 2009 through 2011. The increase in net ultimate loss estimates is $2.1 million, $4.2 million, and $1.9 million for the 2009, 2010 and 2011 accident years, respectively. These increases were partially offset by a reduction in net ultimate loss estimates for accident years 2008 and prior.

Mr. Cubbin commented: “With respect to workers’ compensation, our largest line of business, we continue to see favorable overall underwriting results. In California, where we have achieved a cumulative filed rate increase of 41.4% starting in 2009, our workers’ compensation business remains profitable. These rate increases have exceeded loss cost trends. However, we have slightly increased loss estimates for prior accident years. Through the first six months of 2012, we have experienced an acceleration of our claims closure rate and observed that while case reserves have increased, paid loss severities are stable and claim frequencies have decreased due to achieved rate increases. We view the paid loss severity and frequency trends, along with the rate increases that we have achieved as positive indicators for this business. In other areas of the country underwriting actions and rate increases have been effective and ultimate loss estimates have actually decreased.”

Commercial Multi-Peril/General Liability

The net ultimate loss estimates for accident years 2011 and prior in the commercial multi-peril/general liability line of business increased $14.2 million, or 3.9%. Approximately $7.3 million of the increase reflects higher than expected large loss case reserve movement in our Public Entity excess liability program.

With respect to the Public Entity excess program, Mr. Cubbin stated: “As a result of our ongoing and proactive oversight of the primary claim management process within the underlying self-insured layer, particularly on high exposure cases, we believe our reserving to the ultimate probable costs per file has accelerated at a pace that is unprecedented in this program.”

The remainder of the increase in net ultimate loss estimates for accident years 2011 and prior was driven by a number of large claims that were strengthened in the second quarter of 2012.

Mr. Cubbin commented, “During the quarter, our claim managers continued to perform an exposure analysis on our larger exposure claims. This recent initiative was designed to identify earlier and focus our investigation and defense strategy on claims with higher exposures. This may have led to a higher level of incurred losses than indicated by our historical development patterns.”

Commercial Automobile

The $5.1 million increase, or 4.2%, in net ultimate loss estimates for the commercial automobile line of business is primarily in the 2011 and 2010 accident years and also reflects the emergence of higher than expected large loss activity due to similar reasons noted above.  The increase in net ultimate loss estimates includes the policies written prior to July 2011 on our transportation program and slightly higher than expected severity on a smaller west coast based program.  The Company has been aggressively raising rates and reducing premium volume on the transportation program to lower future loss ratios.

Commenting on the commercial automobile line of business, Mr. Cubbin stated, “We believe the underwriting and rate actions are continuing to take hold as loss frequency in the 2012 accident year is down. Cumulative rate increases in the transportation program mentioned above have been approximately 46% since 2010 and exposure base is down more than 50%. As these rate increases continue to earn out in 2012, we expect improved current accident year results for this business.”

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Other Lines

The $1.4 million increase, or 4.4%, in net ultimate loss estimates in the other lines of business is primarily from 2011 accident year property exposures where we had a handful of larger storm losses that occurred in 2011, but were not reported until the second quarter of 2012. These occurrences were partially offset by better than expected frequency in our medical malpractice line of business.

Cumulative rate increases in other lines since 2009 has been approximately 4.6%.

In closing, Mr. Cubbin, commented: “Over the years we have demonstrated an ability to remediate programs that are not meeting our targets through a combination of underwriting and pricing actions. Although we have experienced increases in net ultimate loss estimates noted above, we have made significant headway in remediating where necessary. We will continue to earn premium in 2012 that reflects the cumulative rate increases and underwriting actions, which we expect to result in an improved combined ratio.”

Conference Call to Discuss Preannouncement

The Company will be hosting a conference call on Friday, July 20, 2012 at 9:00am EDT to discuss the impact of the expected increase in net ultimate loss estimates for the second quarter of 2012. Investors, analysts and the general public are invited to listen to the conference call by dialing 1-877-407-8035 and asking for the Meadowbrook conference call. This call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.

As previously announced, the Company will report second quarter 2012 financial results after the market closes on Monday, July 30, 2012 and host a conference call on Tuesday, July 31 2012 at 9:00am EDT to discuss the second quarter 2012 results. Investors, analysts and the general public are invited to listen to the conference call by dialing 1-877-407-8035 and asking for the Meadowbrook conference call. This call will also be webcast and can be accessed via the investor relations section of our website at www.meadowbrook.com or www.InvestorCalendar.com.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Forward Looking Statements

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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